Exhibit 10.1

FAIR ISAAC CORPORATION

TRANSITION AGREEMENT

WITH DEBORAH KERR

THIS TRANSITION AGREEMENT (the “Agreement”) is made and entered into as of April 25, 2012 (the “Effective Date”) by and between Fair Isaac Corporation, a Delaware corporation (the “Company”), and Deborah Kerr, a resident of California (“Kerr”).

BACKGROUND

A. The Company and Kerr entered into a letter agreement dated February 6, 2012 (the “Letter Agreement”).

B. The Company and Kerr entered into an Indemnification Agreement dated February 1, 2009 (the “Indemnification Agreement”).

C. The Company and Kerr entered into a Proprietary Information and Inventions Agreement dated February 1, 2009 (the “Past PIIA”), and also entered into an additional Proprietary Information and Inventions Agreement dated February 6, 2012 (the “New PIIA”).

D. The Company and Kerr entered into an Amended and Restated Management Agreement dated February 6, 2012 (the “Amended and Restated Management Agreement”).

E. As of the Effective Date, Kerr holds options to purchase shares of common stock of the Company and holds restricted stock unit awards, pursuant to written option agreements and restricted stock unit agreements, as applicable (the “Equity Awards”), as summarized in the attached Exhibit A to this Agreement.

F. Kerr and the Company have agreed that as of the Effective Date Kerr will resign from the Company as its Executive Vice President, Chief Technology Officer.

G. At the Company’s request, after the Effective Date Kerr shall remain employed with the Company until December 19, 2012 (the “Separation Date”) to provide services to the Company under the terms of this Agreement in order to facilitate a smooth transition for the Company; provided, however that Kerr’s employment with the Company may be terminated earlier in accordance with subparagraph 2(d) below.

H. The parties intend to mutually conclude their employment relationship amicably, but mutually recognize that such a relationship may give rise to potential claims or liabilities.

I. The parties desire to resolve all issues now in dispute between them and have agreed to a full settlement of such issues.

NOW THEREFORE, in consideration of the mutual promises and provisions contained in this Agreement, the First Release and the Second Release (defined and referred to below), the parties, intending to be legally bound, agree as follows:

AGREEMENT

1. Resignation; Transition Term. Kerr hereby confirms her resignation from the Company as its Executive Vice President, Chief Technology Officer, as an officer of the Company for purposes of Section 16 of the Securities Exchange Act of 1934, as amended, and as an officer of any of the Company’s subsidiaries and affiliates effective as of the Effective Date. Kerr further hereby confirms her resignation as an employee of the Company and any of its subsidiaries and affiliates effective as of the Separation Date or such earlier date if Kerr’s employment is terminated before the Separation Date in accordance with subparagraph 2(d) below. The Company agrees that the communication of Kerr’s resignation to the public shall be in the form set forth in Schedule 1 hereto, which is incorporated herein. Kerr’s employment with the Company will automatically terminate effective as of the Separation Date, unless earlier terminated in accordance with subparagraph 2(d) below. The period of Kerr’s employment hereunder is referred to in this Agreement as the “Transition Term.” During the Transition Term, Kerr may not be employed by or provide services to any of the following businesses, any successors of such businesses, or any of their affiliates: Experian Group Limited, Equifax Inc., TransUnion LLC, IBM, Opera Solutions, SAS, Acxiom, CGI, Actimize/Nice, Detica/BAE, ACI Worldwide or Pega. In addition, during the Transition Term Kerr may not be employed by or provide services to any other corporation, partnership or other organization, including (without limitation) as an employee, director, officer or independent contractor, unless Kerr first obtains prior written approval from the Company’s Chief Executive Officer, which approval will be granted unless the Company reasonably determines in good faith based on the totality of the circumstances that such employment would be harmful to the Company’s legitimate business interests.

2. Employment Terms During the Transition Term.

(a) Scope of Engagement. Subject to the terms and conditions of this Agreement, Kerr agrees to remain in the employ of the Company, and the Company agrees to continue Kerr’s employment, for the duration of the Transition Term. During the Transition Term, Kerr will report directly to the Company’s Chief Executive Officer, and will, to the extent and in the manner reasonably requested by the Chief Executive Officer, assist in the transition of her duties and responsibilities. Notwithstanding the foregoing: (i) for the first ninety (90) days of the Transition Term, Kerr shall not be required to perform more than forty (40) hours of service for the Company during any thirty (30) day period, and for the balance of the Transition Term, Kerr shall not be required to perform more than sixteen (16) hours of service for the Company during any thirty (30) day period; and (ii) during the Transition Term, Kerr’s only required travel shall be to the Company’s offices, and any request for her to travel to the Company’s headquarters shall be on at least ten (10) days advance written notice. Kerr agrees that she shall perform any services to the Company during the Transition Term to the best of her ability. Kerr may continue her membership on the Board of Directors of Mitchell Systems, Inc. and her relationship with Aurora Capital and may serve as a director of other business organizations as approved by the Company’s Chief Executive Officer, which approval will be granted unless the Company reasonably determines in good faith based on the totality of the circumstances that such Board membership would be harmful to the Company’s legitimate business interests. Kerr may participate in, including as a director of, charitable and civic organizations.

(b) Pay and Benefits. During the Transition Term, the Company will pay Kerr a base salary for services performed at the annualized rate of $100,000.00, subject to normal withholdings and payable in accordance with the Company’s normal payroll practices. In addition, during the Transition Term Kerr will continue to be eligible to participate in the employee benefit plans and fringe benefit programs in which she participated immediately before the Effective Date; provided, however that Kerr will not be eligible to receive any incentive award under the Company’s Management Incentive Plan for the Company’s fiscal year 2012. The employee benefits plans and fringe benefit programs of the Company may be modified or terminated by the Company in its discretion provided that any modification or termination will be generally applicable to similarly situated employees of the Company. Kerr agrees that she is not entitled to any vacation payout upon conclusion of the Transition Term.

(c) Expenses. The Company shall reimburse Kerr for all reasonable and necessary out-of-pocket business, travel and entertainment expenses incurred by her in the performance of her duties and responsibilities for the Company during the Transition Term, subject to the Company’s normal policies and procedures for expense verification and documentation. Any expenses that Kerr has incurred in the performance of her duties and responsibilities for the Company for which she has sought reimbursement on or before the Effective Date shall be reimbursed by the Company in accordance with the Company’s standard policies and procedures addressing expense reimbursements.

(d) Early Termination. Notwithstanding anything in this Agreement to the contrary, Kerr’s employment hereunder may be terminated before the Separation Date (i) by Kerr at any time and for any reason, (ii) by the Company for Cause (as defined below), (iii) by the Company for any reason following an Event (as such term is defined in the Amended and Restated Management Agreement), (iv) by the Company due to disability for which Kerr is qualified for benefits under the Company’s group long-term disability program, or (v) because of Kerr’s death. In the event of termination of Kerr’s employment before the Separation Date because of any of the foregoing reasons, the Company’s only obligation hereunder shall be to pay such compensation and provide such benefits as are earned by Kerr through the date of termination of employment.

(e) Cause Definition. For purposes of this Agreement, “Cause” means a determination in good faith by the Company’s Chief Executive Officer of the existence of one or more of the following: (i) commission by Kerr of any act constituting a felony; (ii) any intentional and/or willful act of fraud or material dishonesty by Kerr related to, connected with or otherwise affecting Kerr’s employment with the Company, or otherwise likely to cause material harm to the Company or its reputation; or (iii) a material breach by Kerr of the Company’s material policies or codes of conduct or of Kerr’s material obligations under this Agreement, the Past PIIA, the New PIIA or other written agreement signed by Kerr and the Company then in effect, which breach has not been cured within fifteen (15) days after written notice thereof to Kerr from the Company.

(f) Coordination With Amended and Restated Management Agreement. The parties agrees that (i) if any Event shall occur during the Term (as such term is defined in the Amended and Restated Management Agreement), and the employment of Kerr with the Company is voluntarily or involuntarily terminated under circumstances specified in Section 2(a) of the Amended and Restated Management Agreement, then Kerr shall be eligible to receive from the Company or its successor the benefits under Section 2 of the Amended and Restated Management Agreement in accordance with the terms of the Amended and Restated Management Agreement; and (ii) neither Kerr’s notice of resignation effective as of the Separation Date, nor her resignation effective as of the Separation Date, nor the modification of Kerr’s employment terms during the Transition Term, all in accordance with paragraphs 1 and 2, constitute an involuntary termination or resignation for Good Reason (as such term is defined in the Amended and Restated Management Agreement), or otherwise triggers any payments or benefits, under the Amended and Restated Management Agreement or the Letter Agreement.

3. Equity Awards. Kerr acknowledges and agrees that the spreadsheet set forth as Exhibit A is an accurate list of all option grants and equity-based awards received by Kerr during her employment with the Company prior to the Effective Date, and that she has no other equity or equity-based compensation rights with respect to the Company or any affiliate. The Company represents and warrants that all such equity-based awards are exempt from Section 16(b) of the Securities Act of 1934. The Equity Awards shall continue to be governed by the terms and conditions set forth in the applicable written stock option, restricted stock unit and performance share unit agreements and she shall continue to vest in such Equity Awards on the basis of being employed during the Transition Term without regard to the reduction in her level of service; provided, further that she shall be permitted to exercise all vested stock options in accordance with the terms of the applicable stock option agreements. From and after the Effective Date, Kerr shall no longer be subject to the Company share ownership guidelines applicable to officers. Notwithstanding the inclusion in Exhibit A of the 20,000 performance share units granted to Kerr in Grant Number P000003, Kerr specifically acknowledges and agrees that as of the Effective Date Kerr will no longer be an “Employee” for purposes of such Equity Award and therefore Kerr will not be entitled to any vesting of these performance share units after the Effective Date.

4. First and Second Release by Kerr. At the same time Kerr signs this Agreement, she also will sign a release in the form attached to this Agreement as Exhibit B (the “First Release”), in favor of the Company and its affiliates, divisions, subsidiaries, committees, trustees, directors, officers, employees, agents, predecessors, successors, and assigns. If on or within twenty-one (21) days after the Separation Date (provided Kerr’s employment is not terminated early under subparagraph 2(d) above before the Separation Date) Kerr executes a second release in the form attached to this Agreement as Exhibit C (the “Second Release”) and satisfies the other conditions identified in subparagraph 5(b) below, then Kerr will be eligible for the additional consideration as set out in subparagraph 5(a) below. This Agreement will not be interpreted or construed to limit the First Release or the Second Release in any manner. The existence of any dispute related to the interpretation of this Agreement or the alleged breach of this Agreement will not nullify or otherwise affect the validity or enforceability of the First Release or the Second Release.

5. Retention Consideration.

(a) Retention Pay and Benefits. If Kerr’s employment is not terminated early under subparagraph 2(d) above before the Separation Date, then Kerr’s employment with the Company shall end as of the Separation Date and, subject to the conditions identified in subparagraph 5(b) below, the Company will (1) pay Kerr as retention pay an amount equal to one (1) times the sum of (A) Kerr’s annual base salary at the rate identified in subparagraph 2(b) above ($100,000.00) plus (B) the annual incentive bonus paid to Kerr under the Company’s Management Incentive Plan for the Company’s fiscal year 2011 ($140,000.00), payable in a lump sum on the first business day after Kerr delivers the signed Second Release to the Company, and (2) provided Kerr (and, if applicable, Kerr’s eligible dependents), completes and returns the forms necessary to elect COBRA continuation coverage to the COBRA administrator for the group health plan in which Kerr participates as of the Separation Date, provide Kerr (and, if applicable, Kerr’s eligible dependents) with COBRA continuation coverage at no cost to Kerr, for a period of twelve (12) months following the Separation Date, provided Kerr remains eligible for COBRA; provided that such continuation coverage will be provided only with respect to Kerr’s base medical, dental, vision and Employee Assistance Program coverage under the group health plan in which Kerr receives COBRA continuation coverage (and in Minnesota only, this applies to basic life insurance coverage), and shall not apply to any medical expense reimbursement account, dental care plan, vision care plan, or other arrangement for which Kerr may be entitled to COBRA continuation coverage.

(b) Conditions. Payment by the Company of any retention pay or premium reimbursements under subparagraph 5(a) will be conditioned upon Kerr (1) signing and not revoking the Second Release in accordance with paragraph 4, (2) complying with Kerr’s obligations under this Agreement, the Past PIIA, the New PIIA, or any other written agreement signed by Kerr and the Company then in effect, and (3) cooperating with the Company in the transition of Kerr’s duties in accordance with the terms of this Agreement. If Kerr revokes the Second Release within the 15-day revocation period applicable to the Second Release, then Kerr shall immediately return to the Company any retention pay under subparagraph 5(a) already received by Kerr and shall not be entitled to receive any of the premium reimbursements under subparagraph 5(a).

6. Confidential Information. Kerr acknowledges entering into the Past PIIA and the New PIIA and hereby reaffirms her commitments and obligations under the Past PIIA and the New PIIA. Except as provided in paragraph 7, nothing in this Agreement is intended to modify, amend, cancel or supersede the Past PIIA or the New PIIA in any manner.

7. Non-Solicitation. During the Transition Term, and for a period of fifteen (15) consecutive months from and after conclusion of the Transition Term, Kerr shall not, directly or indirectly, (a) solicit, request, advise, induce or influence any person who is then employed or engaged by the Company (as an agent, employee, independent contractor, or in any other capacity), or any successor thereto, in any manner or capacity, to terminate his or her employment, agency or relationship with the Company, or any successor thereto; or (b) employ or attempt to employ in any manner or capacity any person who is then employed or engaged by the Company (as an agent, employee, independent contractor, or in any other capacity), or any successor thereto, or who was an employee of the Company, or any successor thereto, at any time during the nine (9) month period immediately prior to the date on which Kerr employs or attempts to employ any such employee; provided, however, that this subparagraph 7(b) shall not preclude Kerr from employing any person whose employment with the Company was involuntarily terminated by the Company; or (c) solicit or sell any product or service competitive with any Company product or service that Kerr solicited or sold (or had direct, indirect, or supervisory responsibility for soliciting or selling) during the 24-month period immediately preceding the termination of Kerr’s employment with the Company, or about which Kerr has knowledge of or proprietary information, to (i) any then-current customer of the Company, (ii) any prospective customer of the Company that the Company was actively targeting for a business relationship at any time during the 12-month period immediately preceding the Effective Date, or (iii) any prospective customer of the Company that the Company was actively targeting during the Transition Term of which Kerr was aware; or (d) divert or take away, or attempt to divert or take away, or solicit or attempt to solicit (i) any then-current acquisition or investment candidate, customer, supplier or other business contact of the Company (whether or not Kerr directly or indirectly solicited such customer during Kerr’s employment), (ii) any investment candidate, customer, supplier or other business contact of the Company that the Company was actively targeting for a business relationship at any time during the 12-month period immediately preceding the Effective Date, or (iii) any investment candidate, customer, supplier or other business contact of the Company that the Company was actively targeting for a business relationship at any time during the Transition Term of which Kerr was aware, to cancel, curtail, or otherwise adversely change its relationship with the Company, in any manner or capacity, including without limitation as a proprietor, principal, agent, partner, officer, director, stockholder, investor, employee, member of any association, consultant or otherwise.

8. Confidentiality.

(a) General Standard. The provisions of this Agreement, the First Release and the Second Release (collectively “Confidential Transition Information”) will be treated by Kerr and the Company as confidential. Accordingly, Kerr and the Company will not disclose Confidential Transition Information to anyone at any time, except as provided in subparagraph 8(b) below.

(b) Exceptions.

(i) It will not be a violation of this Agreement for Kerr to disclose Confidential Transition Information to her immediate family, her attorneys, her accountants or tax advisors, or her financial planners. It will not be a violation of this Agreement for the Company to disclose Confidential Transition Information to its directors, officers, employees or agents in the course of performing their responsibilities for the Company, or as otherwise necessary for legitimate business purposes.

(ii) It will not be a violation of this Agreement for Kerr to inform Company employees who ask her about employment opportunities outside the Company that the terms of subparagraph 7(a) of this Agreement preclude her from engaging in certain activities that could interfere with their employment with the Company.

(iii) It will not be a violation of this Agreement for Kerr to inform prospective future employers or partners about the provisions included in paragraphs 1, 2(a), 6, 7, 8, 9, 10, 11 or 12 of this Agreement.

(iv) It will not be a violation of this Agreement for Kerr or the Company to disclose Confidential Transition Information pursuant to a legally enforceable subpoena, deposition notice, or other legal process, so long as before any disclosure is made, such party first notifies the other party and provides such other party with sufficient time to seek a protective order with respect to such Confidential Transition Information.

(v) It will not be a violation of this Agreement for Kerr or the Company to disclose Confidential Transition Information in reports to governmental agencies as required by law, including but not limited to disclosure as required by federal securities laws and regulations or to any federal or state tax or securities regulator.

9. Records, Documents, and Property. Kerr acknowledges and represents that she will deliver to the Company on or before the conclusion of the Transition Term any and all Company records and any and all Company property in her possession or under her control, including without limitation, manuals, books, blank forms, documents, letters, memoranda, notes, notebooks, reports, printouts, computer disks, computer tapes, data, tables, or calculations and all copies thereof, documents that in whole or in part contain any trade secrets or confidential, proprietary, or other secret information of the Company and all copies thereof, and keys, access cards, access codes, source codes, passwords, credit cards, personal computers, and other electronic equipment belonging to the Company. Notwithstanding the foregoing, during the Transition Term, the Company shall maintain in effect Kerr’s Company account and email and Kerr shall be permitted to retain her Company laptop computer and cell phone. At the end of the Transition Term, Kerr shall be permitted to retain her cell phone number. Nothing in this paragraph 9 is intended to preclude Kerr from keeping her personal possessions located on the Company’s premises documents that are related solely to her compensation, benefits, rights, and other perquisites of being an officer and/or employee of the Company and/or its subsidiaries.

10. Indemnification. The Company will indemnify Kerr in connection with Kerr’s status, duties and responsibilities for the Company, as set out in the Indemnification Agreement, which Kerr and the Company signed in connection with Kerr’s initial employment with the Company.

11. Cooperation.

(a) Agreement to Assist and Cooperate. At the Company’s reasonable request and upon reasonable notice, Kerr will, from time to time, timely execute and deliver such acknowledgements, instruments, certificates, and other ministerial documents (including without limitation, certification as to specific actions performed by Kerr in her capacity as an officer of the Company) as may be necessary or appropriate to formalize and complete the applicable corporate records. In addition, at the Company’s reasonable request and upon reasonable notice, Kerr will, from time to time, discuss and consult with the Company regarding business matters that she was directly and substantially involved with while employed by or otherwise providing services to the Company.

(b) Claims Involving the Company. Kerr agrees that she will, at any future time, be available upon reasonable advance written notice from the Company, with or without subpoena, to be interviewed, review documents or things, give depositions, testify, or engage in other reasonable activities in connection with any litigation or investigation, with respect to matters that Kerr has or may have knowledge of by virtue of her employment by or service to the Company or any related entity. In performing her obligations under this subparagraph 11(b) to testify or otherwise provide information, Kerr will honestly, truthfully, forthrightly, and completely provide the information requested. Kerr will comply with this Agreement upon notice from the Company that the Company or its attorneys believe that her compliance would be helpful in the resolution of an investigation or the prosecution or defense of claims. In the event that the Company requires Kerr’s services under subparagraphs 11(a) or 11(b) following the conclusion of the Transition Term, the Company shall compensate Kerr for such additional services at the hourly rate of $300.00, except that Kerr shall not be compensated for her actual time spent testifying either at a trial or in a deposition. In addition, the Company will reimburse Kerr for all reasonable out-of-pocket expenses for her services under subparagraphs 11(a) or 11(b), including (without limitation), without regard to whether such amounts are reimbursable under the Indemnification Agreement, the cost of any reasonable attorneys’ fees and costs incurred by Kerr for legal representation she reasonably elects to obtain in connection with performing her services under this subparagraph 11(b).

12. Non-disparagement. Kerr will not malign, defame, or disparage the reputation, character, image, products, or services of the Company, or the reputation or character of the Company’s directors, officers, employees, or agents. The Company (by and through the members of the Company’s Board of Directors and the executive officers of the Company) will not at any time disparage, defame or besmirch the reputation, character or image of Kerr. It shall not be considered disparagement and nothing in this Agreement is intended to prevent or interfere with any party making any required or reasonable communications with, or providing information to, any governmental, law enforcement, or stock exchange agency or representative, or in connection with any governmental investigation, court, administrative or arbitration proceeding.

13. Taxes. The Company may take such action as it deems appropriate to insure that all applicable federal, state, city and other payroll, withholding, income or other taxes arising from any compensation, benefits or any other payments made pursuant to this Agreement, and in order to comply with all applicable federal, state, city and other tax laws or regulations, are withheld or collected from Kerr. This Agreement is intended to satisfy or be exempt from the requirements of Section 409A(a)(2), (3) and (4) of the Internal Revenue Code of 1986, as amended including current and future guidance and regulations interpreting such provisions. In the event Kerr becomes eligible for payment of any amounts pursuant to Section 2(a) of the Amended and Restated Management Agreement, Section 3 of the Amended and Restated Management Agreement entitled “Certain Reduction of Payments by the Company,” shall continue to apply in accordance with the terms of the Amended and Restated Management Agreement. Kerr acknowledges and agrees that the Company has made no assurances or representations to her regarding the tax treatment of any consideration provided for in this Agreement and that the Company has advised her to obtain her own personal tax advice. Except for any tax amounts withheld by the Company from the payments or other consideration hereunder and any employment taxes required to be paid by the Company, Kerr shall be responsible for payment of any and all taxes owed in connection with the consideration provided for in this Agreement.

14. Time to Consider Agreement and the First Release. Kerr understands that she may take seven (7) calendar days after the date she receives this Agreement and the First Release to decide whether to sign this Agreement and the First Release. Kerr represents that if she signs this Agreement and the First Release before the expiration of the seven (7) day period, it is because she has decided that she does not need any additional time to decide whether to sign this Agreement and the First Release.

15. Full Compensation. Except as otherwise provided herein or in the First Release or in the Second Release, Kerr acknowledges and understands that the payments made and other consideration provided by the Company under this Agreement will fully compensate Kerr for and extinguish any and all of the potential claims Kerr is releasing in the First Release and the Second Release, including without limitation, her claims for attorneys’ fees and costs and any and all claims for any type of legal or equitable relief.

16. No Admission of Wrongdoing. Kerr and the Company each understand and agree that this Agreement does not constitute an admission that the Company has violated any local ordinance, state or federal statute, or principle of common law, that any party has engaged in any unlawful or improper conduct, or that either party has been treated unfairly. Kerr will not characterize this Agreement as an admission that the Company has engaged in any unlawful or improper conduct or treated Kerr unfairly.

17. Legal Representation. Kerr acknowledges that she has been advised by the Company to consult with her own attorney before executing this Agreement, the First Release and the Second Release and that she has done so. Kerr further acknowledges that she has had a full opportunity to consider this Agreement, the First Release and the Second Release, that she has had a full opportunity to ask any questions that she may have concerning this Agreement, the First Release and the Second Release, or the settlement of any potential claims against the Company, and that she has not relied upon any statements or representations made by the Company or its attorneys, written or oral, other than the statements and representations that are explicitly set forth in this Agreement and the documents referenced herein.

18. Assignment and Successors. The rights and obligations of the Company under this Agreement shall inure to the benefit of Kerr and the Company and shall be binding upon the successors and assigns of the Company. Kerr may not assign this Agreement or any rights or obligations hereunder. Any purported or attempted assignment or transfer by Kerr of this Agreement or any of Kerr’s duties, responsibilities, or obligations hereunder shall be void. The Company will require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of its business and/or assets to assume expressly and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place. As used in this Agreement, “Company” shall mean the Company as hereinbefore defined and any successor to its business and/or assets as aforesaid which assumes and agrees to perform this Agreement by operation of law, or otherwise.

19. Notices. For purposes of this Agreement, notices provided in this Agreement shall be in writing and shall be deemed to have been given when personally served, sent by courier or mailed by United States registered or certified mail, return receipt requested, postage prepaid, to the last known residence address of Kerr as stated in the employment records of the Company or, in the case of the Company, to its principal office, to the attention of the Company’s General Counsel, or to such other address as either party may have furnished to the other in writing in accordance herewith, except that notice of change of address shall be effective only upon receipt.

20. Construction and Severability. The validity, interpretation, performance, and enforcement of this Agreement shall be governed by the laws of the State of Minnesota without regard to conflicts-of-laws provisions that would require application of any other law. In the event any provision of this Agreement shall be held illegal or invalid for any reason, said illegality or invalidity will not in any way affect the legality or validity of any other provision hereof.

21. Remedies.

(a) Remedies. Kerr acknowledges that it would be difficult to fully compensate the Company for monetary damages resulting from any breach by her of the provisions paragraphs 6, 7, 8 or 9 of this Agreement. Accordingly, in the event of any actual or threatened breach of any such provisions, the Company shall, in addition to any other remedies it may have, be entitled to injunctive and other equitable relief to enforce such provisions, and such relief may be granted without the necessity of proving actual monetary damages.

(b) Jurisdiction and Venue. Kerr and the Company consent to jurisdiction of the courts of the State of Minnesota and/or the federal district courts, District of Minnesota, for the purpose of resolving all issues of law, equity, or fact arising out of or in connection with this Agreement. Any action involving claims of a breach of this Agreement, the First Release or the Second Release shall be brought solely in such courts. Each party consents to personal jurisdiction over such party in the state and/or federal courts of Minnesota and hereby waives any defense of lack of personal jurisdiction. Venue, for the purpose of all such suits commenced in state court, shall be in Hennepin County, State of Minnesota.

22. Entire Agreement. Except as set forth below, this Agreement sets forth the entire agreement between the Company and Kerr with respect to her employment by the Company, the termination of such employment, and the Transition Term and supersedes and all prior discussions, agreements and negotiations between the Company and Kerr related to such subject matter, including the Letter Agreement. There are no undertakings, covenants, or commitments between the Company and Kerr other than as set forth in this Agreement, the First Release, the Second Release, the written agreements applicable to the Equity Awards, the Past PIIA, the New PIIA, the Amended and Restated Management Agreement, the Indemnification Agreement, and any qualified employee benefit plans sponsored by the Company in which Kerr is a participant. This Agreement may not be altered or amended, except by a writing executed by the party against whom such alteration or amendment is to be enforced.

23. Counterparts. This Agreement may be simultaneously executed in any number of counterparts, and such counterparts executed and delivered, each as an original, shall constitute but one and the same instrument.

24. Captions and Headings. The captions and paragraph headings used in this Agreement are for convenience of reference only, and shall not affect the construction or interpretation of this Agreement or any of the provisions hereof.

25. Survival. The parties expressly acknowledge and agree that the provisions of this Agreement which by their express or implied terms extend beyond the termination of Kerr’s employment hereunder, including without limitation paragraphs 6, 7, 8 and 9 of this Agreement shall continue in full force and effect, notwithstanding the conclusion of the Transition Term. In addition, the representations and warranties contained herein shall survive the execution and delivery hereof and the consummation of the transactions contemplated hereby.

26. Waivers. No failure on the part of either party to exercise, and no delay in exercising, any right or remedy hereunder shall operate as a waiver thereof; nor shall any single or partial exercise of any right or remedy hereunder preclude any other or further exercise thereof, or the exercise of any other right or remedy granted hereby or by any related document or by law. No single or partial waiver of rights or remedies hereunder, nor any course of conduct of the parties, shall be construed as a waiver of rights or remedies by either party (other than as expressly and specifically waived). Any waiver of rights or obligations hereunder shall be in writing signed by the waiving party.

27. Prevailing Party. The prevailing party in any action seeking to enforce this Agreement shall have all costs and attorneys’ fees paid by the party found to have breached.

28. Reimbursement of Attorneys Fees. The Company shall reimburse Kerr, within fifteen (15) business days after Kerr provides supporting documentation, up to Five Thousand Dollars ($5,000.00), for legal fees incurred by Kerr in connection with the negotiation of this Agreement.

29. No Mitigation. Kerr shall not be required to mitigate the amount of any payment or other benefit provided for in this Agreement by seeking other employment or otherwise, nor shall the amount of any payment provided for in this Agreement be reduced by any compensation earned by Kerr as a result of her employment by another employer during or after the conclusion of the Transition Term.

[signature page follows]

IN WITNESS WHEREOF, the parties have signed this Transition Agreement as of the date set forth above.

FAIR ISAAC CORPORATION		DEBORAH KERR

By:	/s/ William J. Lansing	/s/ Deborah Kerr
	William J. Lansing President and Chief Executive Officer	Signature

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